AMENDMENT
TO
THE MIDDLEBY CORPORATION
RETIREMENT PLAN FOR
INDEPENDENT DIRECTORS

THIS AMENDMENT TO THE MIDDLEBY CORPORATION RETIREMENT PLAN FOR INDEPENDENT DIRECTORS (this "Amendment") is made as of December 31, 2008.

WHEREAS, Section 10 of the Middleby Corporation Retirement Plan for Independent Directors (the “Plan”) permits the Company to amend the Plan; and

WHEREAS, the Company wishes to amend the Plan as set forth below to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”);

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The following is hereby added as two additional sentences to the end of Section 3 of the Plan:

Notwithstanding anything contained in this Section 3 to the contrary, with respect to each Participant who is listed on Schedule A of the Plan, upon such Participant’s retirement from the Board, such Participant shall receive his or her benefits under the Plan in a single lump-sum distribution within sixty (60) days following the Participant’s retirement.  The foregoing amendment is made in accordance with and pursuant to Q&A-19(c) of Internal Revenue Service Notice 2005-1 and the guidance extending the same for the transition period ending on December 31, 2008.

2.	The following is hereby added as a new Section 11(f) of the Plan:

(i) It is intended that the Plan comply with Section 409A to the extent subject thereto; (ii) the Plan shall in all events be administered and interpreted in a manner consistent with the requirements of Section 409A, and any provision that would cause any the Plan to fail to satisfy Section 409A shall have no force and effect; (iii) notwithstanding anything contained in the Plan to the contrary, to the extent required for compliance with Section 409A, the Participant shall not be considered to have retired from the Board of Directors of the Company for purposes of the Plan, and no payments which are payable upon the Participant’s retirement from the Board of Directors under the Plan shall be made, until the Participant experiences a “separation from service” within the meaning of Section 409A; (iv) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to such plan, agreement or arrangement during the six-month period immediately following the Participant’s retirement from the Board of Directors shall instead be paid six months following the Participant’s retirement; and (v) for purposes of the Plan, each amount to be paid shall be construed as a separate identified payment for purposes of Section 409A.

3.	The Plan is hereby amended by adding the attached as a new Schedule A.

4.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of Illinois.

5.	Except as modified by this Amendment, the Plan is hereby confirmed in all respects.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

THE MIDDLEBY CORPORATION

By:

Schedule A

1.	Robert L. Yohe